UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 20, 2008
NTK Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-126389	20-1934298

(Commission File Number)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza, Providence, Rhode Island	02903-2360

(Address of Principal Executive Offices)	(Zip Code)
(401) 751-1600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation
SIGNATURES
EXHIBIT INDEX
Ex-99.1 Press Release, dated May 20, 2008

Introduction
On May 20, 2008, Nortek, Inc. (“Nortek”), an indirect, wholly owned subsidiary of NTK Holdings, Inc., completed its previously announced private placement of $750 million in aggregate principal amount of Senior Secured Notes due 2013 (aggregate gross proceeds $742.8 million) to institutional investors (the “Notes”). The net proceeds from the Note offering, together with $50 million of borrowings under a new senior secured asset-based revolving credit facility (the “ABL Facility”), were used to repay all of the outstanding indebtedness under its existing senior secured credit facility.
In connection with the above, Nortek entered into the following agreements:
Credit Agreement
On May 20, 2008, entered into the ABL Facility, with Bank of America, N.A., Credit Suisse Cayman Islands Branch and Goldman Sachs Credit Partners, L.P., as lead arrangers and bookrunners, and a syndicate of financial institutions and institutional lenders, a summary of which is described in Item 2.03 below.
Indenture
On May 20, 2008, Nortek entered into an indenture for its $750 million of 10% Senior Secured Notes due 2013 with U.S. Bank National Association as Trustee (the “Indenture”), a summary of which is described in Item 2.03 below.
Registration Rights Agreement
In connection with the issuance of $750 million of 10% Senior Secured Notes due 2013 Nortek entered into a Registration Rights Agreement dated as of May 20, 2008 (the “Registration Rights Agreement”), a summary of which is described in Item 2.03 below.
Item 2.03 Creation of a Direct Financial Obligation
ABL Facility
The ABL Facility provides for revolving credit financing of up to $350.0 million, subject to borrowing base availability, with a maturity of five years, including both a letter of credit and swingline loan sub-facility. In addition, until the collateral agent under the ABL Facility has completed a collateral audit, availability under the ABL Facility will initially be limited to $175.0 million.
The borrowing base at any time is expected to equal the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable;

•	85% of the net orderly liquidation value of eligible inventory; and

•	available cash subject to certain limitations as specified in the ABL Facility.
The ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. A portion of the revolving credit facility consists of a facility available to one or more Canadian subsidiaries of Nortek in United States or Canadian dollars.
All borrowings under the ABL Facility will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.
Interest rate and fees
Borrowings under the ABL Facility bear interest at a rate per annum equal to, at Nortek’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin for borrowings under the ABL Facility are subject to step ups and step downs based on excess availability under that facility. Swingline loans will bear interest at a rate per annum equal to the base rate plus the applicable margin. In addition to paying interest on outstanding principal under the ABL Facility, Nortek is required to pay a commitment fee, in respect of the unutilized commitments thereunder which fee will be determined based on utilization of the ABL Facility (increasing when utilization is low and decreasing when utilization is high). Nortek must also pay customary letter of credit fees equal to the applicable margin on LIBOR loans and agency fees.
Mandatory repayments
If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, Nortek will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the new ABL Facility is less than an amount to be determined or certain events of default have occurred, Nortek will be required to deposit cash from our material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary repayment
Nortek may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.
Amortization and final maturity
There is no scheduled amortization under the ABL Facility. All outstanding loans under the facility are due and payable in full on the fifth anniversary of the closing date.
Guarantees and security
All obligations under the ABL Facility are unconditionally guaranteed by substantially all of Nortek’s existing and future, direct and indirect, wholly-owned domestic subsidiaries and in any event by all subsidiaries that guarantee the notes (the “guarantors”). All obligations under the ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of Nortek’s assets and the assets of the guarantors, including:
•	a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing; and

•	a second-priority security interest in, and mortgages on, substantially all of Nortek’s material owned real property and equipment and all assets that secure the notes on a first-priority basis.
The obligations of Nortek’s Canadian subsidiaries that are borrowers of the Canadian sub-facility under the ABL Facility will be secured by a first-priority security interest in personal property consisting of accounts receivable and inventory of certain Canadian subsidiaries.
Restrictive covenants and other matters
The ABL Facility requires that if excess availability is less than an amount to be determined, Nortek must comply with a minimum fixed charge coverage ratio test. In addition, the ABL Facility includes negative covenants that, subject to significant exceptions, limit Nortek’s ability and the ability of Nortek’s subsidiaries to, among other things:
•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes, and certain material agreements;

•	enter into agreements limiting subsidiary distributions;

•	engage in certain transactions with affiliates; and

•	alter the business that Nortek conducts.
The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Facility are entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.
Issuance of $750 million of 10% Senior Secured Notes due 2013.
Under the terms of the Indenture, Nortek will pay interest on the notes semiannually on June 1 and December 1 of each year, commencing on December 1, 2008 at a rate of 10% per annum. The notes will mature on December 1, 2013. At any time on or after June 1, 2011 Nortek may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1, 2011,105.0%; June 1, 2012, 102.5%; and June 1, 2003, 100.0%. Prior to June 1, 2011 Nortek may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings at a redemption price equal to 110% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the notes remains outstanding after the redemption. In addition, not more than once during any twelve-month period Nortek may redeem the notes at a redemption price equal to 103% of the aggregate amount of the notes, plus accrued and unpaid interest, if any, provided that the aggregate amount of these redemptions may not exceed $75.0 million.

Nortek’s obligations under the notes will be guaranteed on a senior secured basis by substantially all of its subsidiaries located in the United States. The notes and the related guarantees will be secured on a first-priority lien basis by substantially all of the assets (other than accounts receivable, inventory, cash deposit accounts, securities accounts, chattel paper and proceeds and products of the foregoing and certain assets such as contract rights, instruments and documents related thereto) of Nortek and the guarantors and on a second-priority lien basis by the accounts receivable, inventory, cash, deposit accounts, securities accounts, chattel paper and proceeds and products of the foregoing and certain assets such as contract rights, instruments and documents related thereto of Nortek and the guarantors, in each case as described in the Indenture. The notes will rank equally with all of Nortek’s existing and future senior secured indebtedness.
If Nortek experiences a change of control, Nortek may be required to offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any.
Under the terms of a Registration Rights Agreement dated as of May 20, 2008, Nortek is obligated to:
•	file a registration statement on or prior to 180 days after the issue date of the notes enabling holders to exchange the notes for registered notes with terms substantially identical to the terms of the notes,

•	use its reasonable best efforts to cause the registration statement to become effective under the Securities Act on or prior to 240 days after the issue date,

•	use its reasonable best efforts to complete the exchange offer on or prior to 280 days after the issue date, and

•	file a shelf registration statement for the resale of the notes if it cannot complete an exchange offer within those time periods listed above and in certain other circumstances.
If Nortek does not comply with these obligations, it will be required to pay additional interest to the holders of the notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTK HOLDINGS, INC.
By:	/s/ Edward J. Cooney
	Name:	Edward J. Cooney
	Title:	Vice President and Treasurer

Date: May 20, 2008

EXHIBIT INDEX
99.1	Press Release, dated May 20, 2008.